Exhibit 8
GUARANTY
THIS GUARANTY (this “Guaranty”) is made as of the 24th day of March, 2008, by US DRY CLEANING CORPORATION (the “Guarantor”), to and with NEWSTAR FINANCIAL, INC., a Delaware corporation with an address at 500 Boylston Street, Suite 1600, Boston, Massachusetts 02116 (hereinafter referred to as the “Lender”).
WITNESSETH THAT:
WHEREAS, Lender, Guarantor, USDC Portsmouth, Inc. (the “Borrower”) have entered in a certain Secured Party Sale Agreement of even date, pursuant to which the Borrower agreed to pay a portion of the purchase price thereunder by executing and delivering a certain Time Note of even date herewith issued by the Borrower to the Lender in the principal amount of $975,000 (as the same may be amended, modified, extended, supplemented or replaced from time to time, the “Time Note”).
WHEREAS, Guarantor is the sole stockholder of the Borrower and therefore the Guarantor has a substantial interest in the making of the loan evidenced by the Time Note.
WHEREAS, to induce the Lender to make the loan evidenced by the Time Note, the Guarantor has agreed to guarantee the payment of the indebtedness and obligations of the Borrower to the Lenders under the Time Note.
NOW, THEREFORE, in order to induce the Lender to enter into the aforesaid loan transactions and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby covenants and agrees as follows:
Section 1. Definitions. Capitalized terms used in this Agreement without definition have the identical meanings assigned to them in the Time Note.
Section 2. Agreement to Guaranty. The Guarantor, as primary obligor and not merely as surety, hereby, absolutely, unconditionally and irrevocably, guarantees: (i) the due and punctual payment in full (and not merely the collectibility) by the Borrower of the principal of the Time Note, and the interest thereon, when due and payable, according to the terms of the Time Note, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), (ii) all costs of collection and expenses, including reasonable attorneys’ fees incurred by the Lender to collect the Guaranteed Obligations from any party liable for the payment thereof, whether as maker, endorser, guarantor, surety or otherwise, or in protecting, enforcing or realizing upon the Lender’s rights in connection with any collateral securing the Guaranteed Obligations or any guaranty thereof (all of the indebtedness, obligations and liabilities described in this Section 2 are collectively hereinafter called the “Guaranteed Obligations”).

Section 3. Further Agreements. The Guarantor also agrees: that this Guaranty shall not be impaired by any modification, release or other alteration of any of the Guaranteed Obligations or arrangements whatsoever with the Borrower or anyone else; that the liability of the Guarantor is direct and unconditional and may be enforced without requiring the Lender first to resort to any other right, remedy or security; that if the Borrower or Guarantor should at any time become insolvent or make a general assignment, or if any petition in bankruptcy or any insolvency or reorganization proceedings shall be filed or commenced by, against or in respect of the Borrower or the Guarantor, any and all Guaranteed Obligations of the Guarantor shall, at the Lender’s option, forthwith become due and payable without notice; that the Lender’s books and records showing the account between the Lender and the Borrower shall be admissible in any action or proceedings, and shall constitute prima facie proof thereof; that this Guaranty is a continuing Guaranty; that nothing shall discharge or satisfy the liability of the Guarantor hereunder except the full payment and performance of all of the Borrower’s said debts and Guaranteed Obligations to the Lender with interest; and that any and all present and future debts and obligations of the Borrower to the Guarantor are hereby waived and postponed in favor of and subordinated to the full payment and performance of the Obligations.
Section 4. Waivers by Guarantor. The Guarantor waives, for the benefit of Lender: (a) any right to require the Lender, as a condition of payment or performance by the Guarantor, to (i) proceed against the Borrower, any other guarantor of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Lender in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of the Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other guarantor from any cause other than payment or set-off in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon the Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, willful misconduct or gross negligence; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of the Guarantor’s obligations hereunder, (ii) any rights to set-offs, recoupments and counterclaims other than as provided in the Time Note, and (iii) promptness, diligence and any requirement that the Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) except as expressly provided for herein, notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Loan Documents or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and any right to consent to any thereof; (g) any right of subrogation, reimbursement or indemnity whatsoever, and any right of recourse to security for the debts and Guaranteed Obligations of the Borrower to the Lender and the Guarantor until all of the Guaranteed Obligations are paid in full; and (h) any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

The Guarantor waives any objection to the issuance of such prejudgment remedy based on any offsets, claims, defenses or counterclaims to any action brought by the Lender (other than payment in full of the Guaranteed Obligations or full set-off under the Time Note).
Section 5. Transfer of Guarantor’s Property. Without the Lender’s prior written consent after full disclosure, the Guarantor shall not transfer any material portion of the Guarantor’s property, real or personal, or release any contract right or claim which constitutes a material portion of the Guarantor’s net worth, either voluntarily or involuntarily, absolutely or collaterally, without receiving MI fair market value therefor. The Guarantor agrees that any transfer or release in violation of the foregoing provisions shall per se be deemed to have occurred with an intent to defraud creditors. For purposes of the foregoing, the term “material” shall be defined as any transfer or release involving more than thirty percent (30%) of the Guarantor’s net worth in any calendar year.
Section 6. Valid and Binding Guaranty. This Guaranty shall be valid and binding upon the Guarantor, regardless of any invalidity, irregularity, defect or unenforceability of or in any of the Guaranteed Obligations. The Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment of all or any part of the Guaranteed Obligations is rescinded or otherwise must be restored by the Lender to the Borrower or to the creditors of the Borrower or any representative of the Borrower or representative of its creditors upon the insolvency, bankruptcy or reorganization of the Borrower, or to the Guarantor or the creditors of the Guarantor or any representative of the Guarantor or representative of the creditors of the Guarantor upon the insolvency, bankruptcy or reorganization of the Guarantor, or otherwise, all as though such payments had not been made.
Section 7. Notices. All notices hereunder shall be in writing and sent by certified or registered mail, return receipt requested, or by overnight delivery service, with all charges prepaid, or personally delivered, to the applicable party at the addresses set forth below, or by facsimile transmission (including, without limitation, computer generated facsimile), promptly confirmed in writing sent by first class mail, to the FAX numbers and addresses set forth below.
If to Lender:
NEWSTAR FINANCIAL INC.
500 Boylston Street
Suite 1600
Boston, Massachusetts 02116
Attention: Robert E. Hornstein, Managing Director
FAX No.: (617) 484-4300

With, except in the case of routine correspondence, a copy (which shall not constitute notice) to:
Mark Fogel, Esq.
Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue
Boston, Massachusetts 02199
FAX No.: (617) 227-4420
If to Guarantor:
US DRY CLEANING CORPORATION
4040 MacArthur Boulevard
Suite 305
Newport Beach, California 92660
Attention: Mr. Robert Y. (Robbie) Lee, Chief Executive Officer
FAX No.: (949) 863-9657
With, except in the case of routine correspondence, a copy (which shall not constitute notice) to:
Levene, Neale, Bender, Rankin & Brill L.L.P.
10250 Constellation, Suite 1700
Los Angeles, California 90067
Attention: Mr. Martin Brill
FAX No.: (310) 229-3324
and
Greenberg Traurig, LLP
The Met Life Building
200 Park Avenue, 14th Floor
New York, New York 10166
Attention: Spencer G. Feldman, Esq.
FAX No.: (212) 801-6400
or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices and correspondence shall be deemed given upon the earliest to occur of (i) actual receipt, (ii) if sent by certified or registered mail, three (3) Business Days after being postmarked, (iii) if sent by overnight delivery service, when received at the above stated addresses or when delivery is refused or (iv) if sent by facsimile transmission, when receipt of such transmission is acknowledged.

Section 8. Waiver of Jury Trial. GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE TIME LOAN AND ACCEPT THIS AGREEMENT.
Section 9. Consent to Jurisdiction. Guarantor hereby submits to the jurisdiction of the courts of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts, as well as to the jurisdiction of all courts from which an appeal may be taken or other review sought from the aforesaid courts, for the purpose of any suit, action or other proceeding arising out of any Guaranteed Obligations under or with respect to this Guaranty, the Time Note, or any of the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in any of such courts. Guarantor expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced in such courts, hereby waiving personal service of the summons and complaint, or other process or papers issued therein, and agreeing that service of such summons and complaint, or other process or papers, may be made by registered or certified mail addressed to Guarantor at the address set forth herein. Should Guarantor fail to appear or answer any summons, complaint, process or papers so served within thirty (30) days after the mailing thereof, it shall be deemed in default and an order and/or judgment may be entered against it as demanded or prayed for in such summons, complaint, process or papers. The exclusive choice of forum set forth herein shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Guaranty to enforce the same in any appropriate jurisdiction.
Section 10. Commercial Transaction. THE GUARANTOR ACKNOWLEDGES THAT THE TRANSACTIONS UNDER WHICH THIS GUARANTY IS A PART ARE COMMERCIAL TRANSACTIONS.
Section 11. Successors and Assigns. This Guaranty shall be binding upon the heirs, executors, administrators, successors and assigns of the Guarantor and shall inure to the benefit of the Lender’s successors and assigns. For the purposes of this Guaranty, “Borrower” shall mean and include any successor of the Borrower, including any representative of the Borrower under the provisions of any state or federal law governing bankruptcy, insolvency, receivership or reorganization.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed as of the 24th day of March, 2008.

GUARANTOR: US DRY CLEANING CORPORATION
By:	/s/ Robert Lee
	Name:	Robert Lee
	Title:	CEO